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                                                                    EXHIBIT 99.1


                                 PROMISSORY NOTE

$100,000.00                                                    November 29, 1999

         FOR VALUE RECEIVED, Opticon Medical, Inc., an Iowa corporation, ("Maker"), hereby promises to pay to the order of Immune Response, Inc., a corporation organized under the laws of the State of Colorado ("Payee"), in lawful money of the United States, the principal sum of One Hundred Thousand Dollars ($100,000.00), as more fully set forth below.

         Maker may, at any time, prepay this Note in whole or in part, without premium or penalty.

         Interest shall accrue on the unpaid principal balance outstanding hereunder prior to maturity, at a rate per annum equal to eight and one-half percent (8 1/2%). Interest shall be calculated on the basis of the actual number of days elapsed over a year of 365 days. Payment in full on this Note shall be due and fully payable sixty (60) days from the date and year first above written.

         If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever:

         (a)      Default in the payment hereof as provided above;

                           (b) Maker shall be unable to pay its debts generally
                  as they become due; file a petition to take advantage of any insolvency act; make an assignment for the benefit of its respective creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America.

                           (c) Failure of Maker to sign that certain Agreement
                  and Plan of Reorganization (the "Agreement") by and between Maker, Payee, and Opticon Acquisition Corp. by December 15, 1999.

                           (d) Termination by Maker of the Agreement as defined
                  in Article 8.1 of the Agreement.

Payee shall have all of the rights and remedies with respect to the occurrence and continuance of an Event of Default available to it at law or in equity. Maker hereby further agrees that upon the occurrence and during the continuance of an Event of


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Default, an amount equal to: (x) all of the Payee's costs and expenses of enforcement and collection of this Note, including Payee's reasonable attorney's and paralegal's fees and disbursements, to the extent any of them are actually incurred by Payee in connection with the successful enforcement hereof; and (y) interest on the principal amount hereof in the amount of 12% per annum, may be added to the amount of the principal.

         Maker hereby waves presentment, demand, protest and notice of all kinds.

         This note shall be constituted and enforced in accordance with the laws of the State of Colorado.

         IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered as of the date and year first above written.

                      OPTICON MEDICAL, INC.


                      By: /s/ William J. Post
                          ------------------------------------------------------
                          William J. Post

                     Its: President and Chief Executive Officer
                          ------------------------------------------------------

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